                                 EXHIBIT 10(25)

                [LETTERHEAD OF RCG CAPITAL MARKETS GROUP, INC.]

August 31, 2001

Mr. David H. Dingus
President & CEO
AZZ incorporated.
P.O. Box 668
400 North Tarrant
Crowley, TX  76036

Dear David,

In line with our discussion during your visit on August 9th, the original engagement agreement between AZZ incorporated ("AZZ") and RCG Capital Markets Group, Inc., ("RCG") dated February 7, 2000 and the amendment letter dated July 12, 2000 shall be amended to reflect the following changes:

Referencing paragraph (c) of the Financial Relations Compensation Attachment, the option exercise price shall be adjusted from $10.13 and $16.25 to $30 for all remaining 12,250 shares not vested to date. The prior vesting elements relative to the remaining non-vested shares shall no longer be applicable and such shares shall vest upon confirmation of AZZ common stock trading at a price of $30 per share for 45 consecutive calendar days. The prior option elements vested to date and as reference below shall remain as per the terms and conditions of the original attachment.

         21,000 shares exercisable at $10.13 per share
         17,500 shares exercisable at $10.13 per share
          5,250 shares exercisable at $16.25 per share
         14,000 shares exercisable at $25.00 per share

In addition, by execution of this amendment, both parties acknowledge and agree to renew the original agreement as amended under the same terms and conditions for an engagement term of eighteen months commencing on August 7, 2001.

All other terms, provisions and conditions of the original engagement agreement shall remain in effect and shall continue to govern the on-going consulting relationship between RCG and AZZ.

Sincerely,
/s/ A. Max Ramras

A. Max Ramras
President and CEO

Accepted:

/s/ DANA PERRY

AZZ incorporated
Dated: _____________



                Financial Relations / Capital Markets Consultants